ASA Gold and Precious Metals Limited Announces Board Approval of Proposed Conversion to Business Development Company

BDC Conversion to Create an Income-Focused ASA Designed to Enhance Shareholder Value

Board Votes to Select Saba as New Investment Manager

Portland, Maine – Based on the unanimous recommendation of its Special Committee, the Board of Directors (the “Board”) of ASA Gold and Precious Metals Limited (NYSE: ASA) (the “Company”) is pleased to announce that it has approved a proposal to convert the Company from a registered closed-end investment company focused on the gold and precious-metals sector into a business development company (“BDC”) with a yield-oriented, credit-focused strategy (the “BDC Conversion”).

As part of the BDC Conversion, the Board has also voted to redomicile the Company from Bermuda to Delaware and to make certain changes to the Company’s investment program and management structure, including selecting Saba Capital Management, L.P. (“Saba”) to serve as the BDC’s investment manager. In connection with the BDC Conversion, the Company also expects to change its U.S. federal income tax status from a “passive foreign investment company” (“PFIC”) to a “regulated investment company” (“RIC”).

The Board’s decision represents the conclusion of a months-long strategic review conducted by the Special Committee, which was advised by its financial advisor and independent legal counsel. The Special Committee and the Board believe the BDC Conversion is in the best interests of ASA and its shareholders and provides a compelling opportunity to reposition the Company as an income-focused investment vehicle for the future.

The Special Committee and the Board believe the BDC Conversion would:

•	Better position ASA to address its persistent trading discount to net asset value through structural, strategic and managerial realignment.

•	Shift the Company’s investment mandate toward more income-oriented investments designed to generate recurring income, support shareholder distributions and broaden the Company’s potential investor base.

•	Enable ASA to convert from a sector-concentrated gold investment vehicle into a differentiated, credit-focused platform with a broader investment opportunity set and greater emphasis on income generation.

•	Eliminate various operational, legal and tax complexities associated with the Company’s current status as a Bermuda-based PFIC and transition the Company to a U.S.-domiciled structure designed to provide greater operational and tax efficiency.

The BDC Conversion is subject to shareholder approval of a new investment advisory agreement with Saba and approval of the elimination of the Company’s fundamental gold-focused investment policy (the “BDC Conversion Proposals”). At the 2026 Annual General Meeting, shareholders of the Company will be asked to vote on the BDC Conversion Proposals, proposals to eliminate the Company’s other fundamental investment policies, as well as on regular Annual Meeting matters, including the election of the Company’s directors.

If the BDC Conversion Proposals are approved and all other applicable conditions are satisfied, the BDC Conversion is expected to occur by year-end.

Detailed information regarding the BDC Conversion Proposals and other proposals for which shareholder approval will be sought will be contained in proxy materials expected to be filed with the Securities and Exchange Commission. The materials will include detailed information regarding the proposed BDC Conversion, including the associated risks and other considerations, as well as the anticipated expenses of operating the Company as a BDC. Shareholders are encouraged to read the proxy materials carefully when they become available.

About ASA Gold and Precious Metals Limited

ASA Gold and Precious Metals Limited is currently a publicly traded registered closed-end management investment company. The Company’s common shares trade on the New York Stock Exchange under the ticker symbol “ASA.”

Forward-Looking Statements. This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to: uncertainties as to the expected impacts of the BDC Conversion, such as whether the Company’s shares will trade consistently at a narrower NAV discount, whether the yield-oriented BDC strategy will enhance value for shareholders (compared to the current gold-focused strategy), whether the BDC strategy will result in the payment of dividends, whether the domestication into Delaware and the new tax status will be beneficial for all shareholders, market developments, legal and regulatory developments, the ability to satisfy conditions to the proposed BDC Conversion, and other additional risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Important Information. In connection with the BDC Conversion and Annual Meeting discussed herein, the Company expects to file with the Securities and Exchange Commission (the “SEC”) solicitation materials in the form of a proxy statement/prospectus that will be included in a registration statement on Form N-14. After the registration statement is filed with the SEC, it may be amended or withdrawn and the proxy statement/prospectus will not be distributed to shareholders unless and until the registration statement is declared effective by the SEC. SHAREHOLDERS ARE URGED TO READ THE SOLICITATION MATERIALS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS AND THE BDC CONVERSION. After they are filed, free copies of the solicitation materials will be available on the SEC’s web site at www.sec.gov. This press release is for informational purposes only and is not a solicitation of a proxy from any shareholder and does not constitute an offer of any securities for sale. No offer of securities will be made except pursuant to a prospectus meeting the requirements of Section 10 of the Securities Act of 1933. The Company and certain of its respective directors, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the proposals discussed herein. Information about the directors and officers of the Company may be found in its set forth in its proxy statement for its 2025 Annual General Meeting of Shareholders, which was filed with the SEC on September 26, 2025. Shares of the Company are not guaranteed or endorsed by any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation.

For further information on ASA Gold and Precious Metals Limited, please visit our website at: www.asaltd.com.